Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 17th day of November, 2014 by and between CohBar, Inc. (the “Company”) and Kenneth Cundy (“You”) in order to provide the general terms of your employment with the Company:

1.	Employment. The Company is pleased that You will be serving in the role of Chief Scientific Officer of the Company. As Chief Scientific Officer, You shall report to the Chief Executive Officer, or its designee, and shall have such duties and responsibilities as determined by the Company’s Board of Directors, including generally such duties and responsibilities as are commonly incident to this position.

The Company recognizes that You may initially be performing your job duties primarily from your home. Given this arrangement, You agree to maintain safe conditions in your home office and to practice the same safety habits in your home office as though You work at the Company’s office. All job-related safety incidents or injuries must be promptly reported to the Company. In addition, You will be required to have equipment and software that meets any security standards set by the Company from time to time. The parties agree that the cost and expense of all equipment and software and any updates thereto shall be borne by the Company.

You also agree to abide by any employment guidelines or policies adopted by the Company and provided to You in writing from time to time, including those in any Company handbook as adopted or updated from time to time, recognizing that these policies may be amended and/or new ones implemented.

2.	Term/Termination

Your employment with the Company is “at-will.” Accordingly, both You and the Company remain free at all times to terminate the employment relationship, with or without cause, immediately upon written notice to the other party. Upon any termination of Your employment the Company shall pay You any earned but unpaid portion of Your then applicable Base Salary (as defined below), bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the date of notice of termination (“the “Termination Date”). If Your employment is terminated by the Company without Cause (as defined below), or if You resign with Good Reason (as defined below), then, in lieu of any further salary, bonus, benefits or other payments for periods subsequent to the Termination Date (a) the Company shall pay You a severance payment (“Severance”) in an aggregate gross amount equal to fifty percent (50%) of your then current annual Base Salary, (b) the Company shall reimburse You for the premiums on any COBRA coverage (“COBRA Reimbursements”) that You elect for Yourself and the members of your immediate family for a period of six (6) months following the Termination Date, and (c) the number of unvested shares subject to the Options (as defined below) equal to the number that would have vested during the twelve (12) months immediately following the Termination Date shall immediately vest and be exercisable in accordance with the terms of the Option Agreement (as defined below). Severance shall be payable at regular intervals in accordance with the Company’s normal

Executive Employment Agreement

payroll processes over a period of six months from the date of such termination (the “Severance Period”) and shall be subject to normal payroll deductions and withholding. COBRA Reimbursements shall be paid promptly following Your incurrence of such expenses.

Any material breach of this Agreement or that certain Proprietary Information and Inventions Assignment Agreement by and between You and the Company dated as of the date hereof which remains uncured during the Severance Period (or which is incapable of cure) shall immediately relieve the Company from its obligation to pay Severance and/or COBRA Reimbursements and shall entitle the Company to recover in full any amounts paid under this Section 2. You further recognize and agree that as a precondition to obtaining Severance and/or COBRA Reimbursements, You must sign a Separation Agreement in a form substantially similar to the form of Separation Agreement attached as Exhibit A hereto that, among other things, releases any claims You may have against the Company and such Separation Agreement must become effective within fifty-five (55) days following the Termination Date. Failure to sign the Separation Agreement and provide for its effectiveness will relieve the Company of any obligation to pay Severance or COBRA Reimbursements and entitle it to recover any such amounts already paid.

For purposes hereof, “Cause” means (i) Your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) dishonesty or fraudulent conduct by You against the Company; (iii) Your willful violation of a key Company policy or material breach of this Agreement, provided that if such violation or breach is curable, such violation or breach may be cured by You within ten (10) days after You receive written notice of such violation or breach (including, but not limited to, acts of harassment, discrimination, or violence; use of unlawful drugs or drunkenness during normal work hours); (iv) the willful failure by You to perform your duties for the Company if such failure to perform is not cured by You within ten (10) days after You receive written notice of such failure; (v) competing with the Company, diversion of any corporate opportunity or other similar conflict of interest or self-dealing incurring to Your direct or indirect benefit; (vi) gross negligence or intentional misconduct that results in significant injury to the Company or its affiliates; or (vii) Your death or Disability (as defined below).

“Disability” shall mean that You are entitled to receive long-term disability benefits under the long-term disability plan of the Company in which You participate, or, if there is no such plan, your inability, due to physical or mental incapacity, to substantially perform Your duties and responsibilities under this Agreement for one hundred eighty (180) consecutive days.

“Good Reason” shall mean the occurrence, without Your express prior written consent, of any one or more of the following:

(1) A material breach of this Agreement by the Company;

(2) Your duties or responsibilities are materially diminished or You are assigned duties that are inconsistent with the duties then currently performed by You;

Executive Employment Agreement	2

(3) The Company’s requiring You to work principally from an office located in excess of forty (40) miles from Your home in Atherton, California, except for required travel on the Company’s business to an extent substantially consistent with Your position;

(4) A material reduction by the Company of Your Base Salary, except to the extent ratably consistent with reductions applied to the base salaries of all the Company’s executive officers; or

(5) The initiation of insolvency proceedings or the voluntary or involuntary filing of a petition for bankruptcy or similar reorganization of the Company.

Notwithstanding the foregoing, Your resignation as a result of any of the foregoing conditions shall be considered a voluntary resignation by You unless You shall have provided written notification to the Company of the condition(s) allegedly constituting Good Reason and Company shall have failed to correct such condition(s) within ten (10) days after Company’s receipt of such notice; provided, that Your resignation occurs on or prior to the earliest to occur of (i) the correction of the condition(s) allegedly constituting Good Reason and (ii) the date that is six (6) months following the initial existence of the occurrence of the applicable event or condition claimed to constitute “Good Reason”.

3.	Exclusive Services. You agree to (a) devote Your full and entire professional time, attention, and energies to Your position with the Company, (b) use Your best efforts to promote the interests of Company, (c) perform faithfully, loyally, and efficiently Your responsibilities and duties, and (d) refrain from any endeavor outside of Your employment which interferes with your ability to perform your obligations or violates Your covenants. Notwithstanding the foregoing, and provided that such activities do not materially interfere with your ability to perform your duties for the Company, the Company will permit You to travel for a three (3) day period during February and/or March 2015 to attend an FDA meeting on behalf of your former employer, Xenoport, Inc.

4.	Base Salary. For all services performed by You pursuant to this Agreement, You shall initially be paid a salary of $300,000.00 per year (“Base Salary”), which shall be reviewed annually. The Base Salary shall be earned and payable in installments in accordance with the Company’s then existing payroll policies, and be subject to the normal and/or authorized deductions and withholdings as are required by law. You understand that your Base Salary is the only pay that You will receive from the Company and that Your employment-related benefits, bonuses, stock options and other equity compensation, if any, are not part of Your pay.

5.

Stock Options. Pursuant to the Company’s current 2011 Equity Incentive Plan or a successor plan (the “Plan”), the Company shall grant You options (“Options”) to purchase up to 860,000 shares of the Company’s common stock at a price to be determined by the Board of Directors at the time of the grant in accordance with applicable law. Your stock options will be subject to the terms of the Plan and will become exercisable based on your continuous employment with the Company over a

Executive Employment Agreement	3

vesting term of four (4) years. Vesting of Your stock options will commence on your first day of employment, and twenty-five percent (25%) of Your stock options will vest on the one-year anniversary of Your first day of employment. Thereafter, the remaining options will vest in thirty-six (36) equal monthly installments such that all options under the award are vested and exercisable as of the fourth (4th) anniversary of Your first day of employment. The terms of any option grant shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). You acknowledge that any Options granted do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of the Company shall have sole discretion regarding the, exercise price of the Options and other terms and conditions of the Options grant. However, vesting of Your Options will be subject to double-trigger acceleration upon a Change in Control (as defined in the Plan).

6.	Bonus. You may also be eligible for a yearly bonus of up to twenty-five percent (25%) of Your Base Salary. Whether You receive a bonus shall depend on personal and/or Company performance criteria established by the Company’s Board of Directors in its discretion. Decisions on the grant of bonuses, the criteria under which the bonus shall be awarded, the achievement of such criteria, the amount of any bonus earned, and the timing of the bonus payment are solely within the discretion of the Company’s Board of Directors. Any bonus payment made to You will be subject to the normal and/or authorized deductions and withholdings.

7.	Benefits. Upon satisfaction of eligibility criteria, You shall be eligible to receive any employee benefits generally provided to other senior executives of the Company. These benefits currently include health, dental, and vision coverage, subject to an out-of-pocket contribution by You of twenty percent (20%) of the insurance premiums. In addition, You shall be entitled to participate in or receive benefits under any formal or informal benefit plan or other arrangement, if any, made available by the Company generally to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, that You shall be entitled to three (3) weeks vacation per year. Upon Your separation from the Company You will be paid for any accrued and unused vacation time only to the extent that the Company establishes a policy of accrual and carryover of vacation time, or to the extent such payment is required by applicable law. Notwithstanding anything to the contrary herein, benefit plans offered by the Company may be amended or discontinued by the Company at any time upon advance notice to You.

8.	Reimbursement of Expenses. Upon presentation of appropriate documentation, You will be reimbursed for expenses incurred personally as a result of normal Company business activities in accordance with the then-existing policies. Certain large non-recurring expenses may require prior approval.

9.	Confidentiality/Assignments of Rights. You will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. You acknowledge having entered into a Proprietary Information and Inventions Assignment Agreement with the Company concurrent with Your execution of this Agreement.

Executive Employment Agreement	4

10.	Disclosure of Prior Restrictions. The Company is not employing You to obtain any information that is the property of any previous employers or any other person or entity. You represent and warrant that You are not currently subject to any restriction that would prevent or limit You from carrying out Your duties for the Company. You also agree not to take any action on behalf of the Company that would violate a prior restriction or agreement and to notify the Company immediately if any such restriction arises.

11.	Return of Company Property. You understand and agree that all equipment, records, files, manuals, forms, data, materials, supplies, computer programs, tangible property, assets and all other information or materials furnished by the Company, or generated or obtained during the course of your employment shall remain the property of the Company (collectively “Company Property”). You agree to return to the Company all Company Property immediately following the Termination Date, or promptly upon the Company’s request.

12.	Indemnification Agreement. The Company shall indemnify You to the fullest extent permitted under applicable law against all expenses, judgments, fines and amounts paid in settlement by You in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, in which You are involved by reason of (i) the fact that You are or were a director or officer of the Company, (ii) any action taken by You or any action or inaction on Your part while acting with your authority as a director or officer of the Company, or (iii) the fact that You are or were serving at the request of the Company as a director, trustee, officer, employee, agent or fiduciary of the Company.

13.	Severability/Court Enforcement. If any clause or provision in this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, that clause or provision shall be void and the remainder of this Agreement shall remain in full force and effect.

14.	Entire Agreement. This Agreement and the Proprietary Information and Inventions Assignment Agreement constitute the entire agreement between the parties and supersede all prior representations and understandings between the parties. The Agreement and the Proprietary Information and Inventions Assignment Agreement may not be modified in any way except upon the written amendment of this Agreement executed upon the express approval of the Company’s Board of Directors.

15.	Assignment/Binding Effect. You acknowledge that the services to be performed by You pursuant to this Agreement are unique and personal. You may not assign any of Your rights or delegate any of Your duties or obligations under this Agreement without the prior written consent of the Company. The Company, however, may assign its rights and obligations. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective legal representatives, successors and permitted assigns.

Executive Employment Agreement	5

16.	Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless it is in writing.

17.	Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of California without regard to rules governing conflicts of law. For all disputes under this Agreement or related to Your employment, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the local state or federal courts in Los Angeles County, California. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement or related to your employment.

18.	Attorney Fees. In the event that a dispute arises regarding this Agreement, the prevailing party will be entitled to recover all costs, including attorneys’ fees and expenses, at all levels of proceeding.

19.	Amendments. No provision of this Agreement may be modified, altered or amended except by written agreement executed by the Company and You.

20.	Headings. The various headings set forth in this Agreement are inserted for reference purposes only and shall in no way effect the meaning or intent of any provision hereof.

21.	Counterparts. This Agreement may be signed in counterparts each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

22.	Code Section 409A.

(a) The payments provided in this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the terms of this Agreement will be construed, administered and governed in a consistent manner. Each payment provided in this Agreement is designated a “separate payment” within the meaning of Code Section 409A.

(b) Separation from Service. Notwithstanding anything contained herein to the contrary, in the event that any severance benefits would be treated as deferred compensation pursuant to Code Section 409A, such severance benefits shall not be triggered unless and until You experience a “separation from service” within the meaning of Code Section 409A.

(c) Payment Timing. If the Company determines that You are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Your “separation from service,” then (i) any severance payment, to the extent that it is subject to Code Section 409A, will be paid on the first business day following (A) expiration of the six-month period measured from the “separation from service” date, or (B) the date of Your death.

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(d) Expense Reimbursement. To the extent that any reimbursements under this Agreement are subject to the provisions of Code Section 409A, any such reimbursements payable to You shall be paid to You no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

You acknowledge that You have read this Agreement and that You have had an opportunity to consult with an attorney. You accept and sign this Agreement of Your own free act and in full and complete understanding of its present and future legal effect.

[SIGNATURES ON FOLLOWING PAGE]

Executive Employment Agreement	7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CohBar, Inc.

By:	/s/ Jon Stern
Name:	Jon Stern
Title:	CEO

Kenneth Cundy:

/s/ K. Cundy
Social Security No.: (Provided Separately)

Executive Employment Agreement	8

Exhibit A

SEPARATION AGREEMENT AND RELEASE

[see attached]

Separation Agreement	Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Separation Agreement”) is entered into this      day of             , 20     by and between CohBar, Inc. (the “Company”) and Kenneth Cundy (“You”) in order to provide the terms of Your separation from the Company, and to resolve all issues that You might have in connection with Your employment and separation from the Company.

In consideration of the mutual promises and undertakings contained herein, the parties agree as follows:

1. Separation. The parties agree that Your separation from the Company is in the mutual benefit of both parties. Your employment with the Company will cease on             , 20     (the “Separation Date”). All of Your wages and benefits (except as otherwise provided in this Separation Agreement) will cease as of the Separation Date.

2. Consideration and Severance. The purpose of this Separation Agreement is to resolve all potential disputes You may have with the Company. You, therefore, confirm and agree that other than the payments below, no other payments are due to You. All payments described below shall be subject to usual tax and other withholdings and deductions.

As consideration for Your promises under this Separation Agreement:

a. Wages. On the Company’s next regular payroll date after the Separation Date, the Company will pay You Your wages, less regular withholdings, earned through the Separation Date.

b. Severance. Severance will only be provided if You are terminated without Cause or if You resigned with Good Reason (each as defined in Your Executive Employment Agreement). If You are eligible for severance, then ten business days following Your signature on this Agreement, as long as You have not revoked this Agreement (see Paragraph 4), the Company will provide You with the severance payments discussed in Section 2 of Your Executive Employment Agreement.

You acknowledge and agree that neither the Company nor any of its attorneys have made any representations regarding the tax consequences of any amounts received by You pursuant to this Agreement. You agree to pay federal, state, and local taxes, if any, that are required by law to be paid by You with respect to this Agreement, including any obligation for federal income tax, social security, Medicare, or otherwise. You further agree to indemnify the Company for any claims, demands, deficiencies, assessments or recoveries by any governmental entity for any amounts claimed due on account of this Agreement or pursuant to claims made under any tax laws, including any incidental costs, expenses, or damages sustained by the Company. You further certify that You are not subject to backup withholding.

Separation Agreement	Exhibit A

3. Insurance Benefits. All Your benefits will cease as of the Separation Date, except that You may be eligible to continue insurance coverage on a fully or partially self-paid basis under COBRA.

4. Waiver and Release of Claims.

In return for the benefits conferred by this Separation Agreement, which You acknowledge exceed the amounts which You would otherwise be entitled to receive, You, on behalf of Yourself and Your marital community, and Your heirs, executors, administrators and assigns, hereby release in full and forever discharge, acquit and hold harmless the Company, including any of the Company’s past or present parents, subsidiaries or otherwise affiliated corporations, partnerships, or other business entities or enterprises, and all of its or their past or present affiliates, related entities, partners, subsidiaries, insurers, predecessors, successors, assigns, directors, officers, shareholders, members, investors, attorneys, accountants, representatives, agents and employees (these entities/persons together with Company are collectively referred to as “Associated Persons”), from any and all claims, causes of action, suits, liabilities, demands, damages, including damages for pain and suffering and emotional harm, charges, controversies, expenses and obligations of every nature, character or kind, whether contractual, monetary, or non-monetary in nature that arise at any time prior to the date You sign this Agreement (collectively “Claims”). This release includes all Claims whether they are now known to You or are later discovered by You, suspected or unsuspected, and regardless of whether the Claims are mature or contingent, including, but not limited to, any Claims which in any manner or fashion arise from or relate to Your employment with us, any contractual agreements between You and us, or Your separation from employment with us, including without limitation any claims for damages, equitable relief, attorney fees or costs. This release specifically includes, but is not limited to, all Claims arising from or relating to Your employment with the Company or Your provision of services to the Company or the termination of such employment or services. You do not waive or release any claims or rights that may arise after the date You sign this Agreement, nor does this waiver and release preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement.

This release includes, but is not limited to, any Claims that You might have for reinstatement, reemployment, or for additional compensation, including without limitation any Claim for any past, current or future wages, bonuses, commissions, fees, payments, incentive payments, sick leave pay-out, extended illness bank pay-out, severance pay, expenses, salary, unvested stock options, vacation pay, fees or costs, losses, penalties or benefits. Without limitation, it applies to Claims for damages or other personal remedies that You might have under any federal, state and/or local law, statutory, regulatory or common, dealing with employment, tort, contract, wage and hour, civil rights or any other matters, including, by way of example and not limitation, applicable civil rights laws, retaliation, federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Post-War Civil Rights Act of 1964, the Post-War Civil Rights Acts (42 USC Sections 1981-1988), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit

Separation Agreement	Exhibit A

Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the Health Insurance Portability and Accountability Act of 1995, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 and Executive Order 11246, and any regulations under such laws. This release further applies to any Claims or right to personal damages, benefits or other personal legal or equitable remedies that You may have as a result of filing any complaint, charge or other action before any administrative agency.

You have read and intend to waive Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN [HIS] FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY [HIM] MUST HAVE MATERIALLY AFFECTED [HIS] SETTLEMENT WITH THE DEBTOR.

You understand that Section 1542 gives You the right not to release existing claims of which You are not aware or do not know or suspect unless You voluntarily choose to waive this right. Having been so apprised, You nevertheless hereby voluntarily elect to and do waive all rights and benefits described in Section 1542 and all similar provisions of law of other jurisdictions to the full extent that You might lawfully waive each and all such rights and benefits pertaining to the subject matter released herein and elect to assume all risks for claims that now do or may exist in Your favor, whether known or unknown, suspected or unsuspected. In connection with such waiver and relinquishment, You hereby acknowledge that You are aware that You may hereafter discover facts in addition to or different from those You now know or believe to be true with respect to the subject matter of this Agreement, that it is Your intention hereby fully, finally and forever to settle and resolve matters released herein, disputes, differences, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed and that in furtherance of such intention, Your release as given herein shall be and remain in effect as a full and complete general release notwithstanding the discovery of the existence of any such additional or different facts.

YOU ACKNOWLEDGE AND AGREE THAT THROUGH THIS RELEASE YOU ARE GIVING UP ALL RIGHTS AND CLAIMS OF EVERY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, CONTINGENT OR LIQUIDATED, THAT YOU MAY HAVE AGAINST THE COMPANY AND ASSOCIATED PERSONS ARISING PRIOR TO THE DATE YOU SIGN THE AGREEMENT.

ADEA Waiver. You acknowledge that Your waiver and release hereunder of any rights You may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act, is knowing and voluntary. You certify that You have read and understand the provisions of this release of claims. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the date this Separation Agreement is executed. You acknowledge that the severance benefits provided in this Separation Agreement are specifically linked to Your ADEA claim release and that You would not receive the same benefits absent Your agreement to provide such a release. You acknowledge that You have been advised by this writing, as required by the

Separation Agreement	Exhibit A

Older Workers Benefit Protection Act, that (a) You should consult with an attorney prior to executing this Separation Agreement; (b) You have twenty-one (21) days to consider this Separation Agreement (although You may, by Your own choice, execute this Separation Agreement earlier); (c) You have seven (7) days following the execution of this Separation Agreement by You to revoke the Separation Agreement; and (d) this Separation Agreement shall not be effective until the date upon which this revocation period has expired. If You wish to revoke the Separation Agreement, You must send written notice of Your revocation to the attention of             , to be received within seven (7) days following Your signature on this Separation Agreement.

The only Claims excluded from this release are claims relating to breach or enforceability of this Separation Agreement and Your right to file a complaint, charge or other action with a governmental agency. With regard to governmental agency complaints, however, You understand and agree that You are expressly waiving any right to obtain monetary damages or any other relief that provides personal benefit resulting from the agency claim. This waiver and release is effective to the full extent the law permits You to release Your individual claims. It does not affect reimbursement rights You may currently possess under any health insurance coverage or accrued rights You may have under any retirement plan after termination.

5. No Claims. You agree to inform us if You have filed any released Claims against the Company, including any Associated Person, except You are not required to inform us of the filing of any claims that are explicitly excluded from Paragraph 4. You further agree that You will not file any Claims that have been released under Paragraph 4.

6. Non-Admission of Liability. This Separation Agreement is not an admission by either party of any liability or of any violation by the Company or Associated Persons of any law.

7. Return of Property. You will return to the Company all of its property in Your possession or control by the Separation Date. You also warrant that You have provided the Company with copies of all contracts, agreements, obligations or promises into which You have entered as the Company’s representative.

8. Nondisparagement. The Company is entering into this Separation Agreement, in part, to ensure an amicable relationship with You. You, therefore, agree not to make negative or disparaging comments, publicly or privately, concerning the Company, its products or services, or Associated Persons.

9. Confidentiality. Since the Company does not provide severance to all employees, You agree to keep the terms and conditions of this Separation Agreement, including any payments made hereunder, strictly confidential. You further agree not to disclose such terms or conditions in any manner whatsoever, unless required by law; provided that You may share the provisions with Your immediate family, attorneys, health care providers, and tax and financial advisors. In such cases You shall take reasonable precaution to ensure that such information will be protected within the letter and spirit of this Separation Agreement. You agree to instruct any person with whom You share the information pursuant to this Paragraph to likewise keep confidential the terms of this Separation Agreement.

Separation Agreement	Exhibit A

You are also reminded that the Proprietary Information and Inventions Assignment Agreement signed by You on             , 20    remains in effect after Your employment with the Company ends.

10. Entire Agreement. This Separation Agreement, Your Executive Employment Agreement, and the Proprietary Information and Inventions Assignment Agreement express the full and complete agreement between the parties regarding the separation of Your employment from the Company. The terms of this Separation Agreement are contractual and not a mere recital of promises. There is no understanding or agreement to make any payment or perform any act other than what is provided for in this document. Any modification of this Separation Agreement shall not be effective unless it is in writing and signed by all parties to this Separation Agreement.

11. Waiver. No waiver of any provision of this Separation Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12. Binding Effect. All rights, remedies and liabilities given to or imposed upon the parties by this Separation Agreement shall extend to, inure to the benefit of and bind the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns.

13. Severability. In the event any provision or portion of this Separation Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Separation Agreement shall remain in full force.

14. Enforcement. In the event there is a breach of this Separation Agreement or non-compliance with a term contained herein by either party, the non-defaulting or substantially prevailing party shall be entitled to recovery of any reasonable costs, including attorneys’ fees and expenses, incurred in enforcing this Separation Agreement.

15. Governing Law and Venue. This Separation Agreement shall be governed in accordance with the laws of the State of California, without regard to its conflict of law principles. Any suit in connection with this Separation Agreement shall be brought and maintained in the federal or state courts in Los Angeles County, California. The parties irrevocably submit to the jurisdiction of such courts for the purpose of such suit and irrevocably waive, to the fullest extent permitted by law, any objection it may have to the venue and any claim that the forum is inconvenient.

16. Voluntary Agreement. The Company encourages You to discuss this Agreement with financial and legal counsel of Your choice. You acknowledge that You have had an opportunity to do so and have read the entire Agreement. You further acknowledge that

Separation Agreement	Exhibit A

You are voluntarily executing this Separation Agreement with the full and complete understanding of the terms of this Separation Agreement and its present and future legal effect, without any undue pressure or coercion from the Company.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement voluntarily and free of all duress or any other encumbrance as of the date and year set forth above.

KENNETH CUNDY	COHBAR, INC.

By:
SSN:	Title:
Date:	Date:

Separation Agreement	Exhibit A